Exhibit 4.60

This agreement

is made on 14 October 2003 between the following parties:

Orogen Minerals Limited (company number 2-25619), a company incorporated under the laws of the Independent State of Papua New Guinea, having its registered office at Level 5, MMI Pacific Insurance Building, Champion Parade, Port Moresby, National Capital District (OML).

DRD (Isle of Man) Limited (company number 94445C) a company incorporated under the laws of the Isle of Man, having its registered office at Grosvenor House, 66/67 Athol Street, Douglas, Isle of Man (DRD (IoM)).

Recitals

A.                                   The parties are also parties (with others) to a Deed of Amalgamation (Deed of Amalgamation) dated on or about the date of this agreement under which Mineral Resources Porgera Limited (company number 1-14321) (MRP) and Orogen Minerals (Porgera) Limited (company number 1-25740) (OMP) and Dome Resources (PNG) Limited (company number 1-18497) (Dome) will amalgamate under the laws of Papua New Guinea.

B.                                     DRD (IoM) has agreed to acquire, by way of assignment, the Loan from OML on the terms set out in the Loan Assignment Agreement (Loan Assignment Agreement) which is to be entered into at Completion under the Deed of Amalgamation.

C.                                     Under the Deed of Amalgamation, DRD (IoM) has agreed to pay the Stamp Duty on the Deed of Amalgamation and any agreement or document entered into or signed under the Deed of Amalgamation (other than the Stamp Duty payable by OML under the Loan Assignment Agreement) up to the Agreed Maximum Duty (DRD Duty).

D.                                    Under the Deed of Amalgamation OML has agreed to pay the Stamp Duty on the Deed of Amalgamation and any agreement or document entered into or signed under the Deed of Amalgamation to the extent it exceeds the Agreed Maximum Duty plus any Stamp Duty payable by OML under the Loan Assignment Agreement (OML Duty).

E.                                      The parties have agreed the arrangements in this agreement in relation to the payment of, and any entitlement to, a refund of Stamp Duty.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1.                                      Definitions

A word or phrase (other than one expressly defined in this agreement) defined in the Deed of Amalgamation has the same meaning in this agreement.

2.                                      Agreed Maximum Duty

The agreed maximum duty for the purposes of the Deed of Amalgamation is US$3.690 million (Agreed Maximum Duty).

3.                                      Payment of DRD Duty

DRD (IoM) will pay or procure Dome to pay the DRD Duty on the last date for payment of such DRD Duty once assessed. If the DRD Duty is payable before Completion, DRD (IoM) may elect to have such DRD Duty paid from the Deposit held under clause 4.6 of the Deed of Amalgamation.

4.                                      Payment of OML Duty

OML will pay the OML Duty on the last date for payment of such OML Duty once assessed.

5.                                      Stamp Duty Top Up

DRD (IoM) will pay to OML any Stamp Duty Top Up (being the amount set out in item 28 of Schedule 2 of the Deed of Amalgamation) as and when required under the Deed of Amalgamation.

6.                                      Stamp Duty refund after Completion

If the DRD Duty and the OML Duty have been paid, Completion under the Deed of Amalgamation occurs and there is then a refund of some (or all) of the Stamp Duty paid, then:

(a)                                  if the refund is made to DRD (IoM) or the Amalgamated Company in the form of a cash payment, the entity receiving the refund must pay the amount of the refund (less any reasonable out of pocket expenses associated with the payment to OML) to OML within 2 Business Days after receipt.

(b)                                 if the refund is in the form of tax credits issued in the name of DRD (IoM) or the Amalgamated Company, then the Amalgamated Company or DRD (IoM) must pay to OML the face value of the tax credits received (less any reasonable out of pocket expenses associated with the payment to OML) on the earlier of 14 months after the date of the Deed of Amalgamation and the date the Amalgamated Company commences paying income tax in Papua New Guinea.

(c)                                  if the refund is made to OML (whether in the form of a cash payment or tax credits), then OML is entitled to retain the benefit of such refund.

7.                                      Treatment of Stamp Duty refund if Completion does not occur

If the DRD Duty has been paid and Completion does not occur or the Deed of Amalgamation is rescinded or otherwise unwound, and a refund of any or all of the Stamp Duty paid is received:

(a)                                  if the refund is received by DRD (IoM) in the form of a cash payment, DRD (IoM) is entitled to retain that amount up to the value of the DRD Duty unless:

(1)                                  Completion has not occurred, or is unwound because of a material breach by DRD (IoM) of its obligations under the Deed of Amalgamation; and

(2)                                  the DRD Duty was paid out of the Deposit,

in which case, DRD (IoM) will pay to OML the amount of the refund (less any reasonable out of pocket expenses associated with the payment to OML) within 2 Business Days after receipt of the refund;

(b)                                 if the refund is received by OML, OMP, MRP or any other member of the OSL group of companies in the form of a cash payment, the entity receiving the refund must pay the amount of the refund up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) to DRD (IoM) within 2 Business Days after receipt of the refund unless:

(1)                                  Completion has not occurred, or is unwound because of a material breach by DRD (IoM) of its obligations under the Deed of Amalgamation; and

(2)                                  the DRD Duty was paid out of the Deposit.

(c)                                  if the refund is in the form of a tax credit and the tax credit is issued in the name of OML, OMP or MRP, or any other member of the OSL group of companies and if Completion has not occurred or the Deed of Amalgamation is rescinded or otherwise unwound because of:

(1)                                  a material breach of OML’s obligations under the Deed of Amalgamation or a failure to complete because Placer threatens or commences Proceedings such that Completion has not occurred prior to the End Date, OML must pay DRD (IoM) for the face value of that tax credit received by OML, OMP, MRP or any member of the OSL group of companies up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) within 2 Business Days after OML, OMP, MRP, or any other member of the OSL group of companies received notification of the refund;

(2)                                  a material breach of DRD (IoM)’s obligations under the Deed of Amalgamation and the DRD Duty has been paid out of the Deposit, then OML, OMP, MRP, or the relevant member of the OSL group of companies is entitled to retain the benefit of the tax credit; or

(3)                                  in all other circumstances, OML must pay DRD (IoM) the face value of that tax credit received up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) on the earlier of the date that is 14 months after the date of the Deed of Amalgamation and the date that is 2 Business Days after OML, OMP, MRP, or any other member of the OSL group of companies utilises, or is capable of utilising, those tax credits (or any part thereof) up to the value of the DRD Duty paid. For the avoidance of doubt, if the amount of the tax credit utilised or capable of being utilised is less than the face value of the tax credit received up to the DRD Duty, then OML must pay the face value of the tax credit that OML, OMP, MRP, or any other member of the OSL group of companies has utilised, or are capable of utilising, up to the DRD Duty within 2 Business Days after OML, OMP, MRP, or any other member of the OSL group of companies utilises, or are capable of utilising, such tax credits.

(d)                                 if any tax refund in the form of a tax credit is issued in the name of DRD (IoM) and if Completion has not occurred or the Deed of Amalgamation is rescinded or otherwise unwound because of:

(1)                                  a material breach of OML’s obligations under the Deed of Amalgamation or a failure to complete because Placer threatens or commences Proceedings such that Completion has not occurred prior to the End Date, OML must pay DRD (IoM) for the face value of that tax credit received up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) within 2 Business Days after DRD (IoM) received notification of the refund;

(2)                                  a material breach of DRD (IoM)’s obligations under the Deed of Amalgamation and the DRD Duty has been paid out of the Deposit, DRD (IoM) must pay OML for the face value of that tax credit received up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to OML) within 2 Business Days after DRD (IoM) received notification of the refund; or

(3)                                  in all other circumstances, OML must pay DRD (IoM) for half of the face value of that tax credit received up to the DRD Duty (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) within 2 Business Days after DRD (IoM) received notification of the refund.

(e)                                  where DRD (IoM) has received a payment from OML under clause 7(d)(l) or (3) and DRD (IoM) or any other member of the DRD group of companies subsequently utilises, or is capable of utilising, the tax credits (or any part thereof) issued to DRD (IoM) as the refund up to the amount of the DRD Duty paid, DRD (IoM) must, within 2 Business Days after it (or any other member of the DRD group of companies) utilises, or is capable of utilising, the tax credits up to the value of the DRD Duty paid, repay OML the amount paid to it under clause 7(d)(l) or (3) (or if the amount of the tax credit utilised or capable of being utilised, is less than the amount paid to DRD (IoM) under clause 7(d)(l) or (3), the amount of that tax credit utilised or capable of being utilised).

8.                                      Refund of less than Stamp Duty paid

If Completion does not occur or the Deed of Amalgamation is rescinded or otherwise unwound and the amount of any refund is less than the amount paid as the DRD Duty on the Deed of Amalgamation and any agreement or document entered or signed under the Deed of Amalgamation (other than the Stamp Duty payable by OML under the Loan Assignment Agreement) (Deficiency) and if Completion has not occurred because or is rescinded because of:

(a)                                  a material breach of OML’s obligations under the Deed of Amalgamation or a failure to complete because Placer threatens or commences Proceedings such that Completion has not occurred prior to the End Date, OML must pay to DRD (IoM) the Deficiency (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) within 2 Business Days after OML or DRD (IoM) received notification of the refund;

(b)                                 a material breach of DRD (IoM)’s obligations under the Deed of Amalgamation and the DRD Duty has been paid out of the Deposit, DRD (IoM) must pay to OML the Deficiency (less any reasonable out of pocket expenses associated with the payment to OML) within 2 Business Days after OML or DRD (IoM) received notification of the refund; and

(c)                                  in all other circumstances, OML must pay to DRD (IoM) half of the Deficiency (less any reasonable out of pocket expenses associated with the payment to DRD (IoM)) within 2 Business Days after OML or DRD (IoM) received notification of the refund.

9.                                      Application for a refund

In the event that the Deed of Amalgamation is rescinded, terminated or otherwise unwound, the parties agree to each use their best endeavours to apply for a refund of Stamp Duty as soon as reasonably practicable and in any event before the period for application of a refund expires.

10.                               Application for exemption or appeal of decision

(a)                                  Subject to clause 10(b), upon receiving from OML an indemnity in a form acceptable to DRD (IoM) against all damages, losses, liabilities, costs, expenses and payments which may result, DRD (IoM) will procure the Amalgamated Company to provide the assistance which OML reasonably requires to apply for an exemption from Stamp Duty payable on the Deed of Amalgamation or contest any refusal to obtain such an exemption.

(b)                                 For the purposes of clause 10(a), OML may at its expense (determined in accordance with the Schedule to this agreement):

(1)                                  have access to, in a manner which does not unreasonably disrupt the conduct of the business of the Amalgamated Company, all relevant books, records, files and documents and make copies of any information examined;

(2)                                  consult with the Amalgamated Company’s senior management at the rates set out in the Schedule.

11.                               Currencies

For the purposes of this agreement and the calculations to be made under it:

(a)                                  the Agreed Maximum Duty will be converted into Kina based on the Dollar/Kina exchange rate determined in accordance with clause 11(c) below on the date of payment of the DRD Duty;

(b)                                 any refund received, either as cash or a tax credit, if received in dollars, will be converted to Kina based on the Dollar/Kina exchange rate determined in accordance with clause 11(c) below on the date of notification of receipt of the tax credits or actual receipt of the cash refund (as the case may be);

(c)                                  the exchange rates used for the conversion of Dollars to Kina will be

(1)                                  at the mid point of the inward Telegraphic Transfer buying and Spot selling rates for dollars as published on the daily Westpac Banking Corporation Foreign Exchange Centre Rate Sheet as applicable for Kina transactions under K15,000, or in the event that this rate is unavailable;

(2)                                  at the mid point of the daily closing dollar / Kina exchange rate as quoted on Bloomberg under the ticker symbol “PKUS”, or in the event that this rate is unavailable;

(3)                                  the rate calculated in accordance with 11(c)(1) above but using the rates as published on the next available date.

12.                               Governing law

This agreement is governed by the law of New South Wales and each party irrevocably submits to the exclusive jurisdiction of the courts of New South Wales.

13.                               Stamp Duty and costs

(a)                                  OML must pay any Stamp Duty payable in relation to this agreement.

(b)                                 Each party must pay its own legal costs in respect of this agreement.

Schedule

Managers	US$149/hour (or $1,192 per day based on an 8 hour day)
National accountants in PNG	US$72.375/hour (or $579 per day based on an 8 hour day)

Executed as an agreement:

Signed by Orogen Minerals Limited by:

T. Wilson	/s/ M.G. Sullivan
Director

T. Wilson	M.G. Sullivan
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Signed for DRD (Isle of Man) Limited by its attorney in the presence of:

/s/ D.J. Pretorius	/s/ Ian Murray
Witness	Attorney

D.J. Pretorius	Ian Murray
(please print)	(please print)